Exhibit 10(u)

RETENTION AND SEVERANCE AGREEMENT

THIS RETENTION AND SEVERANCE AGREEMENT (the “Agreement”) is dated as of October 29, 2010, by and between E.ON U.S. LLC, a Kentucky limited liability company (the “Company”), and Paul W. Thompson (“Executive”).

SECTION 1.           Effectiveness of Agreement.  This Agreement shall become effective on the date of the Closing (the “Effective Date”), provided that on such date Executive is employed by the Company or any subsidiary of the Company (collectively referred to in this Agreement as “Employer”).  In the event that the Purchase Agreement is terminated prior to the occurrence of the Closing, this Agreement shall be null and void and shall have no force and effect.  Upon Closing, Executive will receive a divestiture bonus in the amount equal to $870,300.00, less applicable withholding.

SECTION 2.           Term of Agreement.  The term of this Agreement shall commence on the Effective Date, and shall continue in effect, except as otherwise provided herein, until the second anniversary of the Effective Date; provided, however, that commencing on the second anniversary of the Effective Date, and on each successive anniversary of the Effective Date, the term of this Agreement shall automatically be extended for one year unless Employer has given written notice to Executive at least ninety days prior to such second anniversary or such other anniversary date, as applicable, that the term of this Agreement shall not be so extended; and provided further, however, that notwithstanding any such notice by Employer, the term of this Agreement shall not expire prior to the date that is 24 months after the occurrence of a Change in Control while this Agreement is in effect.

SECTION 3.           Retention Agreement.  In consideration for Executive’s continued service to the Company, the Company or one of its affiliates shall, no later than 60 days following the Effective Date, provide Executive with a separate retention agreement (the “Retention Agreement”).

SECTION 4.           Termination Payments.

(a)           Accrued Payments.  Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive all amounts earned or accrued for or on behalf of Executive through the date of termination, but not paid as of such date, including (i) any earned but unpaid base salary as of the date of termination, together with any earned, but unpaid vacation pay and (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company or any subsidiary during the period ending on the date of termination (together, the “Accrued Payments”).

(b)           Severance Payment.  If Executive’s employment is terminated (1) by Employer (other than for Cause and other than by reason of Executive’s death or Disability) or (2) by Executive for Good Reason, then, in addition to the Accrued Payments and any amounts due under and in accordance with the Retention Agreement, Employer shall pay to Executive within 30 days following the date of Executive’s termination a lump-sum cash payment (the “Severance Payment”) in the following applicable amount (without duplication):

(i)            if Executive’s employment is so terminated on or prior to the second anniversary of the Effective Date, the amount equal to 2.99 times the sum of the Base Amount and Bonus Amount;

(ii)           if Executive’s employment is so terminated on or following the occurrence of a Change in Control (excluding the transactions contemplated by the Purchase Agreement) but not later than the second anniversary of such Change in Control, 2.99 times the sum of the Base Amount and Bonus Amount; or

(iii)          if Executive’s employment is so terminated in any circumstance not described in clauses (i) or (ii) above, the amount equal to the sum of the Base Amount and Bonus Amount.

In addition, if Executive’s employment is terminated as described in the foregoing clause (i) or (ii), then Employer shall provide Executive outplacement services in an amount up to 20 percent of the Base Amount.  For purposes of this Agreement, the term “Base Amount” shall mean Executive’s annual base salary in effect at the time of payment, including amounts of annual base salary that are deferred under any qualified or nonqualified employee benefit plan of Employer; provided, however, if Employer has reduced Executive’s annual base salary, the Base Amount shall be the annual base salary in effect prior to the reduction.  The term “Bonus Amount” shall mean Executive’s target annual bonus under the annual incentive plan of Employer at the time of payment; provided, however, that if Employer has reduced Executive’s target annual bonus, the Bonus Amount shall be the target annual bonus in effect prior to the reduction; provided further, however, that the Bonus Amount shall not be less than Executive’s target annual bonus as in effect immediately prior to the Effective Date.

(c)           Benefit Continuation.  If Executive’s employment is terminated as described in clause (i) or (ii) of Section 4(b), then following the date of termination for the number of months equal to the lesser of (A) 24 months or (B) the number of months remaining until Executive’s 65th birthday (the “Continuation Period”), Employer shall at its expense continue on behalf of Executive and his dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to Executive’s termination) the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to Executive by Employer at any time within 90 days preceding the Effective Date or at any time thereafter, or (y) to other similarly situated executives who continue in the employ of Employer during the Continuation Period.  The coverage and benefits (including deductibles, and costs) provided in this Section 4(c) during the Continuation Period shall be no less favorable to Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits set forth in clauses (x) and (y) above.  Notwithstanding the foregoing provisions of this Section 4(c), if Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, Employer may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits otherwise required to be provided hereunder.  This Section 4(c) shall not be interpreted so as to limit any benefits to which Executive or his dependents may be entitled under any of the employee benefit plans, programs or practices of Employer following Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

(d)           No Mitigation.  Executive shall not be required to mitigate the amount of any payments or benefits provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment, except as otherwise expressly set forth in this Agreement.

SECTION 5.           Meaning of Certain Terms.

(a)           Cause.  For purposes of this Agreement, the term “Cause” shall mean the repeated gross negligence by Executive in performing, or the commission by Executive of a felony committed in the course of performing, the reasonably assigned duties on behalf of Employer required by and in accordance with his employment by Employer; provided, however, that no act, or failure to act, on the part of Executive shall be deemed to be “repeated” unless (i) Executive shall have received written notice from Employer setting forth in detail the particulars of the act, or the failure to act, which Employer contends would constitute Cause when repeated, and (ii) Executive then repeats such act or failure to act; provided further, however, that Cause shall not exist for purposes of this Agreement unless and until a resolution is duly adopted at a special meeting of the Board of Directors of the Company (the “Board”) by the affirmative vote of three-quarters of the members of the Board, stating the good faith opinion of the Board that circumstances constituting Cause for such purposes exist.

(b)           Change in Control.  For purposes of this Agreement, the term “Change in Control” means the occurrence after the Effective Date of any of the following events:

(i)            any Person becomes the “Beneficial Owner” (as defined Rule 13d-3 under the Securities and Exchange Act of 1934, as modified), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, unless PPL Corporation and its affiliates continue also to be the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s voting securities;

(ii)           there is consummated a merger or consolidation of the Company or any direct or indirect parent (excluding PPL Corporation or any parent of PPL Corporation from time to time) or subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company or such direct or indirect parent of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary or parent of the Company, at least 50% of the combined voting power of the securities of the Company or at least 50% of the combined voting power of the securities of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (excluding in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(iii)          the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company, unless PPL Corporation and its affiliates continue to be the Beneficial Owner, directly or indirectly, of securities of the successor(s) to the assets and liabilities of the Company representing more than 50% of the combined voting power of such successor(s)’ then outstanding securities entitled to vote generally in the election of directors; or

(iv)          the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person, excluding in connection with a transaction in which all or substantially all of the assets of PPL Corporation and its subsidiaries, taken as a whole, are sold or disposed.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities and Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) PPL Corporation or any of its affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of PPL Corporation or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of PPL Corporation in substantially the same proportions as their ownership of stock of PPL Corporation.

(c)           Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean (i) at any time, Executive’s base salary, annual target bonus or long term target bonus opportunity is reduced, or (ii) within two years following the Effective Date or, after the Effective Date, the occurrence of a Change in Control (or which occurs prior to a Change in Control but which Executive reasonably demonstrates arose in connection with or in anticipation of a Change in Control which actually occurs), (A) Executive’s present place of employment is relocated in excess of 100 miles of Executive’s present office location, except for required travel on Company business consistent with Executive’s travel obligations or (B) Executive’s authorities or responsibilities are materially reduced, or there is any other action or inaction that constitutes a material breach by Employer of the Agreement; provided, however, that prior to any termination by Executive for Good Reason Executive shall within 90 days of the occurrence of the foregoing have provided notice to Employer of the existence of Good Reason and, following which Employer shall have had a period to cure the existence of Good Reason of not less than 30 days.

(d)           Disability.  For purposes of this Agreement, the term “Disability” shall mean (i) a physical or mental infirmity which has been determined to be total and permanent disability under and in accordance with the provisions of the group long-term disability policy of Employer in which Executive is eligible for benefits or (ii) in the event the Company does not maintain such plan at the time of the determination of Executive’s Disability, a physical or mental infirmity which impairs Executive’s ability to substantially perform his duties with an Employer which continues for a period of at least 180 consecutive days.

(e)           Purchase Agreement.  For purposes of this Agreement, the terms “Closing” and “Purchase Agreement” shall have the meanings given to them in that certain Purchase and Sale Agreement, dated as of April 28, 2010, by and between E.ON US Investments Corp., PPL Corporation and E.ON AG (solely for purposes of Articles VI, IX and X thereof).

SECTION 6.           Certain Additional Payments.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that it is determined (as hereafter provided) that any payment or distribution by Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (individually and collectively a “Payment”), would be subject to the excise tax imposed by Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of being considered “contingent on a change in ownership or control” of the Company or Parent within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to any such taxes (such taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (individually and collectively, a “Gross Up Payment”).  The Gross-Up Payment with respect to any Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)           Subject to the provisions of Section 6(f), all determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Executive in his sole discretion.   Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both Employer and Executive within 30 calendar days after the date of Executive’s termination of employment, if applicable, and any such other time or times as may be requested by Executive or Employer.  If the Accounting Firm determines that any Excise Tax is payable by Executive, Employer shall pay or cause to be paid the required Gross-Up Payment in cash to Executive within five business days after receipt of such determination and calculations with respect to any Payment to Executive.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Employer and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment (or portion thereof) which will not have been made by Employer should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Employer exhausts or fails to pursue its remedies pursuant to Section 6(f) and

Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Employer and Executive as promptly as possible.  Any such Underpayment shall be promptly paid by Employer in cash to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)           Employer and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Employer or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(b).  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding on Employer and Executive.

(d)           The federal, state, and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive will make proper payment of the amount of any Excise Payment and, at the request of Employer, provide to Employer true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service (“IRS”) and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Employer, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to Employer the amount of such reduction.

(e)           The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) shall be borne by Employer.  If such fees and expenses are initially paid by Executive, Employer shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(f)            Executive shall notify Employer in writing of any claim by the IRS or any other taxing authority that, if successful, would require the payment by Employer of a Gross-Up Payment.  Such notification shall be given as promptly as practicable but no later than ten business days after Executive actually receives notice of such claim and Executive shall further apprise Employer of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive).  Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30 calendar-day period following the date on which he gives such notice to Employer and (ii) the date that any payment of amount with respect to such claim is due.  If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            provide Employer with any written records or documents in his possession relating to such claim reasonably requested by Employer;

(ii)           take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Employer;

(iii)          cooperate with Employer in good faith in order effectively to contest such claim; and

(iv)          permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 6(f), Employer shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay the tax claimed and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Employer’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(g)           If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 6(f), Executive receives any refund with respect to such claim, Executive shall (subject to Employer’s complying with the requirements of Section 6(f)) promptly pay Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 6(f), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by to Executive pursuant to this Section 6.

SECTION 7.           Notices.  Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:

E.ON U.S. LLC
220 West Main Street
Louisville, KY 40202-1377
Attention:  General Counsel

If to Executive:

Paul W. Thompson
220 West Main Street
Louisville, KY 40202-1377

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest.  Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

SECTION 8.           Section 409A.

(a)           In General.  This Agreement is intended to meet the requirements of Section 409A(a) of the Code (“Section 409A”) with respect to amounts subject to Section 409A, and shall be interpreted and construed consistent with that intent and, furthermore, it is intended that, with respect to any right to a payment or benefit (or portion thereof) that does not otherwise provide for a deferral of compensation within the meaning of Section 409A, including, without limitation, as applicable, the Severance Payment and other payments and benefits under Section 4, the Agreement does not so provide.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments or benefits to the fullest extent allowed under Section 409A.

(b)           Reimbursements.  Except as expressly provided otherwise herein, no reimbursement payable to Executive or his dependents or beneficiaries pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred.  No such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” as defined in Section 409A.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefits.

(c)           Six-Month Delay.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, Executive shall not be entitled to any payments or benefits the right to which provides for a deferral of compensation within the meaning of Section 409A, and with respect to which the payment or provision is triggered by termination of employment (whether such payments or benefits are provided under this Agreement or under any other plan, program or arrangement of employer), including as a result of Disability, until the earlier of (i) the first business day occurring on or after the date that is six months following Executive’s “separation from service” as defined in Section 409A for any reason other than death and (ii) Executive’s date of death, and such payments or benefits that, if not for the six-month delay described in this Section 8(c), would be due and payable prior to such date shall be made or provided on such date.

SECTION 9.           Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and their affiliates and related parties and supersedes all prior agreements, understandings and arrangements, oral or written, between such persons with respect to the subject matter of the Agreement, including, without limitation (i) the Change in Control Agreement between Executive and LG&E Energy Corp. (“LG&E”) dated as of February 6, 2001, and (ii) the Retention and Severance Agreement dated as of April 29, 2002, by and among E.ON AG, Executive and LG&E.

(b)           Fees and Expenses.  Employer shall pay legal fees and related expenses (including the cost of experts, evidence and counsel) incurred by Executive as they become due as a result of (a) Executive’s termination of employment, if such termination occurs on or prior to the second anniversary of the Effective Date or on or prior to the second anniversary of a Change in Control that occurs after the Effective Date (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), or (b) Executive seeking to obtain or enforce any right or benefit provided by this Agreement.

(c)           Successors; Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and, at the time of any such succession or assignment, the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “Company” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring ownership, directly or indirectly, of all or substantially all the assets and business of Company whether by operation of law or otherwise.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

(d)           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Employer and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with Employer, other than as provided for in Section 8 herein.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program shall be payable in accordance with such plan or program.

(e)           Settlement of Claims.  Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Employer may have against Executive or others.

(f)            Amendment; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  No additional compensation provided under any benefit or compensation plans to Executive shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

(g)           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)            Withholding Taxes.  All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

(j)            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

E.ON U.S. LLC

By:	/s/ John R. McCall
Name:
Title:

EXECUTIVE

/s/ Paul W. Thompson
Name: Paul W. Thompson